Exhibit 99.1

January 29, 2015

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2014 Earnings

PORTLAND, Ore. — January 29, 2015 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $56.2 million, or $1.32 per diluted share for the fourth quarter of 2014, compared to $65.0 million, or $1.46 per diluted share for the fourth quarter of 2013. After-tax net capital losses were $4.4 million for the fourth quarter of 2014, compared to $1.3 million for the fourth quarter of 2013.

Net income excluding after-tax net capital losses was $1.42 per diluted share for the fourth quarter of 2014, compared to $1.49 per diluted share for the fourth quarter of 2013 (see discussion of non-GAAP financial measures below). The decrease in net income per share was primarily due to lower premiums and lower net investment income, partially offset by lower diluted weighted-average shares outstanding and a lower effective tax rate for the fourth quarter of 2014.

“We are pleased with our fourth quarter and full year 2014 results given the economic headwinds that have impacted our industry,” said Greg Ness, chairman, president and chief executive officer. “As we look into 2015, we expect continued good performance from our businesses, despite ongoing challenges for the industry as a result of a lower interest rate environment.”

2014 Results

Net income was $219.3 million, or $5.05 per diluted share for 2014, compared to $228.5 million, or $5.13 per diluted share for 2013. After-tax net capital losses were $8.8 million for 2014, compared to $9.4 million for 2013.

Net income excluding after-tax net capital losses was $5.25 per diluted share for 2014, compared to $5.34 per diluted share for 2013. The decrease was primarily due to lower operating expenses for 2013, which included savings of $20.6 million or $0.30 per diluted share due to an amendment of the Company’s postretirement medical plan, which did not recur for 2014.

The Company reported net income return on average equity, excluding after-tax net capital losses from net income and accumulated other comprehensive income (“AOCI”) from equity, of 11.2% for 2014, compared to 12.3% for 2013.

2015 Guidance

For 2015 the Company expects net income per diluted share, excluding after-tax net capital gains and losses, and net income return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity, to be in line with 2014. This guidance includes the following expectations:

•	Employee Benefits premiums – Relatively flat premiums for 2015 compared to 2014;

•	Employee Benefits benefit ratio – Annual benefit ratio in the range of 77% to 79%;

•	Interest rates – Continued pressure from a low interest rate environment;

•	Operating expenses – Additional expense of $10.5 million, or $0.16 per diluted share related to the adoption of a new mortality table for the Company’s retirement plans;

•

Effective income tax rate – Effective income tax rate in the range of 26% to 27%. The adoption of the accounting guidance for affordable housing tax credit investments will decrease net income per diluted share by approximately $0.30 (see Accounting Pronouncements); and

•	Share repurchases – Capital deployment for share repurchases to be consistent with 2014.

Actual results may vary due to changes in the interest rate environment and other factors described in Forward-Looking Information below.

Business Segments

Insurance Services

Employee Benefits

Employee Benefits reported income before income taxes of $53.6 million for the fourth quarter of 2014, compared to $67.2 million for the fourth quarter of 2013. The decrease was primarily due to lower premiums and lower net investment income.

Employee Benefits reported income before income taxes of $201.8 million for 2014, compared to $216.4 million for 2013. The decrease was primarily due to lower premiums and lower net investment income, partially offset by favorable claims experience.

Employee Benefits premiums decreased 3.5% from $479.0 million for the fourth quarter of 2013 to $462.2 million for the fourth quarter of 2014. Employee Benefits premiums decreased from $1.93 billion for 2013 to $1.84 billion for 2014. The decrease for the fourth quarter and full year 2014 was primarily due to lower Employee Benefits sales in the first half of 2014 compared to prior periods.

Employee Benefits annualized new sales were $79.3 million for the fourth quarter of 2014, compared to $69.6 million for the fourth quarter of 2013 and $215.6 million for 2014, compared to $222.1 million for 2013. The increase in sales for the fourth quarter of 2014 reflected an increase in proposal activity.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 77.4% for the fourth quarter of 2014, compared to a more favorable benefit ratio of 76.1% for the fourth quarter of 2013. The benefit ratio can fluctuate widely from quarter to quarter and tends to be more stable when measured on an annual basis.

The annual benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 77.8% for 2014, compared to 78.9% for 2013.

The discount rate used for newly established long term disability claim reserves was 4.00% for the fourth quarter of 2014, compared to 3.75% for the fourth quarter of 2013. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate was 4.56% for the fourth quarter of 2014, compared to 4.33% for the fourth quarter of 2013. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 55 basis points for the fourth quarter of 2014, compared to 49 basis points for the fourth quarter of 2013.

Individual Disability

Individual Disability reported income before income taxes of $15.4 million for the fourth quarter of 2014, compared to $16.7 million for the fourth quarter of 2013 and income before income taxes of $52.9 million for 2014, compared to $56.0 million for 2013.

Individual Disability premiums were $51.8 million for the fourth quarter of 2014, compared to $48.5 million for the fourth quarter of 2013 and premiums were $199.1 million for 2014, compared to $190.5 million for 2013.

The benefit ratio for Individual Disability was 60.0% for the fourth quarter of 2014, compared to 57.5% for the fourth quarter of 2013 and was 65.3% for 2014, compared to 63.9% for 2013. Due to the relatively small size of the Individual Disability business, the benefit ratio generally fluctuates more on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $18.7 million for the fourth quarter of 2014, compared to $19.5 million for the fourth quarter of 2013. The net impact to income before income taxes from hedging activities related to the Company’s equity-indexed annuity product was a decrease of $0.7 million for the fourth quarter of 2014 and an increase of $0.8 million for the fourth quarter of 2013. Asset Management reported income before income taxes of $77.9 million for 2014, compared to $79.3 million for 2013.

Assets under administration, which include assets related to retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 7.4% to $26.53 billion at December 31, 2014 from $24.70 billion at December 31, 2013, primarily reflecting higher equity values and positive cash flows for retirement plan assets under administration.

Commercial mortgage loan originations were $256.8 million for the fourth quarter of 2014, compared to $251.2 million for the fourth quarter of 2013. Commercial mortgage loan originations were $1.18 billion for 2014, compared to $1.30 billion for 2013, the decrease reflected increased competition in the commercial mortgage origination market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $14.4 million for the fourth quarter of 2014, compared to $11.0 million for the fourth quarter of 2013. Net capital losses were $7.2 million for the fourth quarter of 2014, compared to $2.8 million for the fourth quarter of 2013. The loss before income taxes excluding net capital losses was $7.2 million for the fourth quarter of 2014, compared to $8.2 million for the fourth quarter of 2013, reflecting lower interest expense as a result of debt repurchased earlier in the year.

The Other category reported a loss before income taxes of $45.7 million for 2014, compared to $38.7 million for 2013. Net capital losses were $14.0 million for 2014, compared to $15.7 million for 2013. The loss before income taxes excluding net capital losses was $31.7 million for 2014, compared to $23.0 million for 2013. The increase in loss before income taxes excluding net capital losses was primarily due to the amendment of the Company’s postretirement medical plan that resulted in a $20.6 million decrease in operating expenses for the first half of 2013, which did not recur for 2014.

Cash and Investments

At December 31, 2014, the Company’s total cash and investments consisted of 56.8% fixed maturity securities, 38.8% commercial mortgage loans, 2.6% other invested assets and real estate, and 1.8% cash and cash equivalents. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at December 31, 2014.

At December 31, 2014, commercial mortgage loans in the Company’s investment portfolio totaled $5.32 billion on approximately 6,500 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.16% of the portfolio balance at December 31, 2014, compared to 0.28% at December 31, 2013.

Book Value

The Company’s book value per share increased 5.8% from $48.79 at December 31, 2013, to $51.61 at December 31, 2014. AOCI decreased $20.4 million from $134.7 million at December 31, 2013 to $114.3 million at December 31, 2014, primarily due to adjustments recorded for the Company’s retirement plans, partially offset by an increase in net unrealized capital gains in the Company’s fixed maturity securities portfolio related to lower market interest rates. The Company’s book value per share excluding AOCI increased 6.9% from $45.73 at December 31, 2013, to $48.90 at December 31, 2014 (see discussion of non-GAAP financial measures below).

Capital Management

The Company deployed $248.8 million of capital through its annual cash dividend to shareholders and the repurchase of shares and debt for 2014.

Share Repurchases

For the fourth quarter of 2014, the Company repurchased 446,199 shares at a total cost of $27.9 million, which reflects a volume weighted-average price per share of $62.52.

For 2014, the Company repurchased 2,383,175 shares at a total cost of $147.0 million, which reflects a volume weighted-average price per share of $61.67.

At December 31, 2014, the Company had 2.0 million shares remaining under its share repurchase authorization. Diluted weighted-average shares outstanding were 42,563,312 for the fourth quarter of 2014, compared to 44,493,139 for the fourth quarter of 2013.

Shareholder Dividend

In the fourth quarter of 2014, the Company paid an annual dividend to shareholders of $1.30 per share for a total distribution of $54.7 million. The dividend per share was an 18.2% increase over the 2013 dividend of $1.10 per share. This represents the fifteenth consecutive annual increase to the shareholder dividend.

Debt Repurchase

In the first quarter of 2014, the Company repurchased $47.1 million of its 6.90% junior subordinated debentures (“Subordinated Debt”), which matures on June 1, 2067 and is non-callable prior to June 1, 2017. The Company had $252.9 million of Subordinated Debt outstanding at December 31, 2014.

Available Capital

The Company’s available capital was approximately $530 million and $515 million at December 31, 2014 and September 30, 2014, respectively. The income from its statutory insurance subsidiaries and adjustments to statutory reserves in the fourth quarter of 2014 were partially offset by share repurchases and an allocation for expected annual interest and shareholder dividends. Available capital includes capital at its statutory insurance subsidiaries in excess of the Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 445% at December 31, 2014.

Accounting Pronouncements

In January 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. This ASU permits entities to account for qualified affordable housing projects under the proportional amortization method (“PAM”) of accounting. Under PAM, the cost of the investments is amortized in each period in proportion to the tax credits and benefits of tax losses received in that period and allows the amortization of the investments and the tax benefits to be recognized in income taxes on the consolidated statements of income.

The Company expects to adopt this ASU effective January 1, 2015 resulting in a decrease in the beginning balance of 2015 retained earnings between $15 million and $20 million. Based on currently held investments at December 31, 2014, the Company estimates the adoption of the ASU will result in a decrease in net income per diluted share of approximately $0.30 for 2015. The adoption of this ASU will change the timing of the benefit realized in net income but will not change the cumulative total benefit to net income over the life of the investments.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 30, 2015, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter and full year 2014 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 20, 2015.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 13597119. The telephone replay will be available through February 9, 2015.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, statements related to business plans, strategies, objectives, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements including annual guidance, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios, including the ability to pledge collateral as required.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level.

•	Changes in accounting standards, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Premiums:
Insurance Services	$514.0	$527.5	$2,041.9	$2,117.4
Asset Management	1.8	1.1	10.5	6.9

Total premiums	515.8	528.6	2,052.4	2,124.3

Administrative fees:
Insurance Services	4.4	4.4	16.7	15.3
Asset Management	34.2	32.2	133.4	124.9
Other	(4.8)	(4.6)	(19.3)	(18.6)

Total administrative fees	33.8	32.0	130.8	121.6

Net investment income:
Insurance Services	75.2	79.7	299.5	320.6
Asset Management	72.2	75.8	283.3	293.2
Other	6.0	5.3	18.1	16.1

Total net investment income	153.4	160.8	600.9	629.9

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.8)	(0.1)	(1.2)	(1.1)
All other net capital losses	(6.4)	(2.7)	(12.8)	(14.6)

Total net capital losses	(7.2)	(2.8)	(14.0)	(15.7)

Total revenues	695.8	718.6	2,770.1	2,860.1

Benefits and expenses:
Benefits to policyholders	394.1	394.5	1,582.2	1,655.4
Interest credited	41.8	45.6	164.6	176.4
Operating expenses	122.3	118.3	470.6	442.6
Commissions and bonuses	52.5	51.4	207.2	207.9
Premium taxes	6.8	7.6	31.5	35.3
Interest expense	7.7	8.7	31.8	34.4
Net (increase) decrease in deferred acquisition costs, value of business acquired and other intangible assets	(2.7)	0.1	(4.7)	(4.9)

Total benefits and expenses	622.5	626.2	2,483.2	2,547.1

Income (loss) before income taxes:
Insurance Services	69.0	83.9	254.7	272.4
Asset Management	18.7	19.5	77.9	79.3
Other	(14.4)	(11.0)	(45.7)	(38.7)

Total income before income taxes	73.3	92.4	286.9	313.0
Income taxes	17.1	27.4	67.6	84.5

Net income	$56.2	$65.0	$219.3	$228.5

Net income per common share:
Basic	$1.33	$1.48	$5.10	$5.16
Diluted	1.32	1.46	5.05	5.13
Weighted-average common shares outstanding:
Basic	42,110,016	44,051,958	43,018,215	44,243,364
Diluted	42,563,312	44,493,139	43,455,136	44,527,405

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31, 2014	December 31, 2013
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,390.0 and $6,811.9)	$7,773.7	$7,120.5
Commercial mortgage loans, net	5,321.1	5,405.1
Real estate, net	37.0	65.7
Other invested assets	320.9	196.5

Total investments	13,452.7	12,787.8
Cash and cash equivalents	251.1	379.3
Premiums and other receivables	118.4	118.2
Accrued investment income	108.0	106.8
Amounts recoverable from reinsurers	994.2	988.1
Deferred acquisition costs, value of business acquired and other intangible assets, net	381.0	371.3
Goodwill	36.0	36.0
Property and equipment, net	79.3	84.7
Other assets	129.4	127.9
Separate account assets	7,179.8	6,393.2

Total assets	$22,729.9	$21,393.3

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Liabilities:
Future policy benefits and claims	$5,832.3	$5,846.9
Other policyholder funds	6,537.8	6,051.6
Deferred tax liabilities, net	63.1	64.7
Short-term debt	1.1	1.5
Long-term debt	503.9	551.9
Other liabilities	440.1	330.7
Separate account liabilities	7,179.8	6,393.2

Total liabilities	20,558.1	19,240.5

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 42,077,825 and 44,126,389 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	5.3	68.0
Accumulated other comprehensive income	114.3	134.7
Retained earnings	2,052.2	1,950.1

Total shareholders’ equity	2,171.8	2,152.8

Total liabilities and shareholders’ equity	$22,729.9	$21,393.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	67.7%	66.3%	68.1%	68.8%
Individual Disability	47.9	45.1	51.7	50.0
% of total premiums:
Employee Benefits (including interest credited)	77.4%	76.1%	77.8%	78.9%
Individual Disability	60.0	57.5	65.3	63.9

Reconciliation of non-GAAP financial measures:
Net income	$56.2	$65.0	$219.3	$228.5
After-tax net capital losses	(4.4)	(1.3)	(8.8)	(9.4)

Net income excluding after-tax net capital losses	$60.6	$66.3	$228.1	$237.9

Net capital losses	$(7.2)	$(2.8)	$(14.0)	$(15.7)
Tax benefit on net capital losses	(2.8)	(1.5)	(5.2)	(6.3)

After-tax net capital losses	$(4.4)	$(1.3)	$(8.8)	$(9.4)

Net income per diluted common share:
Net income	$1.32	$1.46	$5.05	$5.13
After-tax net capital losses	(0.10)	(0.03)	(0.20)	(0.21)

Net income excluding after-tax net capital losses	$1.42	$1.49	$5.25	$5.34

Shareholders’ equity			$2,171.8	$2,152.8
Accumulated other comprehensive income			114.3	134.7

Shareholders’ equity excluding accumulated other comprehensive income			$2,057.5	$2,018.1

Net income return on average equity			10.1%	10.6%
Net income return on average equity (excluding accumulated other comprehensive income)			10.8	11.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			11.2	12.3

Statutory data - insurance subsidiaries:*
Net gain from operations before federal income taxes and realized capital gains (losses)	$60.7	$90.5	$268.5	$272.8
Net gain from operations after federal income taxes and before realized capital gains (losses)	50.4	75.1	212.6	197.9

			December 31,	December 31,
			2014	2013

Capital and surplus			$1,228.4	$1,359.0
Asset valuation reserve			106.2	127.5

*	Statutory data represents Standard Insurance Company and The Standard Life Insurance Company of New York